                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ] Preliminary Proxy Statement          [X]    Definitive Proxy Statement

[ ] Definitive Additional Materials      [ ]    Soliciting Materials Pursuant to

[ ] Confidential, for use of the Section 240.14a-11(c) or Commission Only (as permitted Section 240.14a-12by Rule 14a-6(e)(2))

                                 SIX FLAGS, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified in its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)       Title of each class of securities to which transaction applies:

2)       Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

4)       Proposed maximum aggregate value of transaction:

5)       Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

2)       Form, Schedule or Registration Statement No.:

3)       Filing Party:

4)       Date Filed:

                                SIX FLAGS, INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                 JUNE 10, 2002
                            ------------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Six Flags, Inc. (the "Company") will be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Monday, June 10, 2002, at 10:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

        1. To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

        2. To ratify the selection by the Company's Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 2002.

        3. If properly presented, to consider and act upon a stockholder proposal set forth in the attached Proxy Statement, which is opposed by the Board of Directors.

        4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the year ended December 31, 2001 is enclosed.

     YOU ARE EARNESTLY REQUESTED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING OR ANY ADJOURNMENT THEREOF. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE APPRECIATED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          WALTER S. HAWRYLAK
                                          Secretary

Oklahoma City, Oklahoma
April 29, 2002

                                SIX FLAGS, INC.
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 2002
                            ------------------------

     This Proxy Statement and the accompanying proxy are being furnished to holders of common stock ("stockholders") of SIX FLAGS, INC. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Monday, June 10, 2002, at 10:00 a.m., E.D.T., and at any and all adjournments thereof.

     If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (ratification of independent public accountants for the year ending December 31,
2002) and AGAINST the approval of Proposal 3 (the stockholder proposal set forth in this proxy statement). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Walter S. Hawrylak), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.

     On or about April 29, 2002, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2001, including financial statements, are being mailed to each stockholder of record at the close of business on April 19, 2002 (the "Record Date").

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO SIGN AND RETURN THE ACCOMPANYING PROXY REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 19, 2002 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding 92,454,959 shares of Common Stock, the Company's only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.

     Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS

     The following table sets forth certain information as of March 1, 2002 (except as noted below) as to Common Stock beneficially owned by (a) each of the Company's current directors and nominees to serve as directors, (b) each of the executive officers named in the "Summary Compensation Table," (c) all current directors and officers of the Company as a group, and (d) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

                                                                                    PERCENTAGE
                                                               NUMBER OF SHARES         OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED     CLASS(1)
------------------------                                      ------------------    -----------
Paul A. Biddelman(2)........................................          57,984              *
Kieran E. Burke(3)..........................................       1,020,269            1.1%
James F. Dannhauser(4)......................................         704,772              *
Michael E. Gellert(5).......................................       2,251,253            2.4%
Francois Letaconnoux (6)....................................          12,000              *
Stanley S. Shuman (7).......................................          52,000              *
Gary Story(8)...............................................         697,841              *
Hue W. Eichelberger(9)......................................         158,000              *
James M. Coughlin(10).......................................         104,000              *
FMR Corp.(11)...............................................      13,990,227           14.6%
  82 Devonshire Street
  Boston, Massachusetts 02109
Wallace R. Weitz & Company(12)..............................      11,695,900           12.7%
  1125 South 103rd Street, Suite 600
  Omaha, Nebraska 68124-6008
Wellington Management Company, LLC(13)......................       8,480,775            9.2%
  75 State Street
  Boston, Massachusetts 02109
Mellon Financial Corporation(14)............................       6,205,034            6.7%
  One Mellon Center
  Pittsburgh, Pennsylvania 15258
All directors and officers as a group (18 persons)(15)......       5,535,919            5.8%

---------------

  *  Less than one percent.

 (1) For purposes of calculating the Percentage of Class, the number of outstanding shares at the Record Date (92,454,959) is used.

 (2) Includes 45,984 shares of Common Stock and options to purchase 12,000 shares granted under the Stock Option Plan for Directors (the "Director Plan") as to which Mr. Biddelman has sole voting and investment power.

 (3) Includes 131,515 shares of Common Stock and options to purchase 888,754 shares of Common Stock as to which Mr. Burke has sole voting and investment power. Does not include 213,665 shares of restricted stock and options to purchase 210,000 shares which had not vested on the date of this Proxy Statement.

 (4) Includes 114,772 shares of Common Stock and options to purchase 590,000 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power. Does not include 159,773 shares of restricted stock and options to purchase 210,000 shares which had not vested on the date of this Proxy Statement.

 (5) Includes 467,203 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power, and 1,772,050 shares of Common Stock beneficially owned by Windcrest Partners which shares voting and investment power with its general partners, Michael E. Gellert and Robert J. Gellert. Also includes options to purchase 12,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Gellert has sole voting and investment power.

 (6) Includes options to purchase 12,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Letaconnoux has sole voting and investment power.

 (7) Includes 40,000 shares of Common Stock and options to purchase 12,000 shares of Common Stock granted under the Directors Plan, as to which Mr. Shuman has sole voting and investment power.

 (8) Includes 48,216 shares of Common Stock and options to purchase 649,625 shares of Common Stock as to which Mr. Story has sole voting and investment power. Does not include 186,626 shares of restricted stock and options to purchase 210,000 shares which had not vested on the date of this Proxy Statement.

 (9) Includes 20,000 shares of Common Stock and options to purchase 138,000 shares of Common Stock, as to which Mr. Eichelberger has sole voting and investment power.

(10) Represents options to purchase 104,000 shares of Common Stock as to which Mr. Coughlin has sole voting and investment power.

(11) Includes 13,515,627 shares of Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser (including 4,253,600 shares of Common Stock owned by Fidelity Contrafund). The number of shares of Common Stock shown includes 3,499,162 shares of Common Stock into which 2,918,4000 shares of the Company's Preferred Income Equity Redeemable Shares held by Fidelity on December 31, 2001 were then convertible. Also includes 474,600 shares of Common Stock beneficially owned by Fidelity Management Trust Company, also a wholly-owned subsidiary of FMR Corp. Edward C. Johnson, Chairman of FMR Corp. and Abigail Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information is shown as of December 31, 2001 and has been derived from Amendment No. 3 to Schedule 13G, dated February 14, 2002.

(12) Represents shares held by investment advisory clients of Wallace R. Weitz & Company, a registered investment advisor ("Weitz & Co."). Mr. Wallace R. Weitz serves as President and is the principal owner of Weitz & Co. As a result he may be deemed to be the beneficial owner of the shares of

     Common Stock beneficially held by Weitz & Co. Information is shown as of December 31, 2001 and has been derived from Schedule 13G dated February 4, 2002.

(13) Represents shares held by clients of Wellington Management Company, LLP, a registered investment advisor ("WMC"). Information is shown as of December 31, 2001 and has been derived from Amendment No. 2 to Schedule 13G dated February 14, 2002.

(14) Includes shares of Common Stock beneficially held by Mellon Financial Corporation and its direct and indirect subsidiaries in their various fiduciary capacities. Information shown as of December 31, 2001 and has been derived from Amendment No. 1 to Schedule 13G dated January 15, 2002.

(15) The share amounts listed include shares of Common Stock that the following persons have the right to acquire within 60 days from March 1, 2002: Kieran
     E. Burke, 888,754 shares (see footnote (3)); James F. Dannhauser, 590,000 shares (see footnote (4)); Gary Story, 649,625 shares (see footnote (8)); Hue W. Eichelberger, 138,000 shares (see footnote (9)); James M. Coughlin, 104,000 shares (see footnote (10)); and all directors and officers as a group, 2,890,579 shares.

     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and persons who own more than ten-percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     During 2001, the following officers of the Company inadvertently failed to make all required filings on a timely basis: Hue Eichelberger (Executive Vice President) and William Muirhead (Executive Vice President); and all such required filings by the listed officers were subsequently made. To the Company's knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 2001 all filing requirements applicable to all other officers, directors, and greater than ten-percent beneficial owners were complied with.
                            ------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of seven members. At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.

INFORMATION CONCERNING NOMINEES

                                         AGE
                                        AS OF       YEAR
                                       MARCH 1,   ELECTED
NAME                                     2002     DIRECTOR              POSITION WITH THE COMPANY
----                                   --------   --------              -------------------------
Paul A. Biddelman(1).................     56        1992                        Director
Kieran E. Burke(2)...................     44        1989     Chairman of the Board, Chief Executive Officer
                                                                              and Director
James F. Dannhauser(3)...............     49        1992          Chief Financial Officer and Director
Michael E. Gellert(4)................     70        1989                        Director
Francois Letaconnoux(5)..............     51        2000                        Director
Stanley S. Shuman(6).................     66        2000                        Director
Gary Story(7)........................     46        1994     Chief Operating Officer, President and Director

---------------
(1) Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic Corporation, a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Insituform Technologies, Inc., Celadon Group, Inc., SystemOne Technologies Inc. and Star Gas Partners, L.P.

(2) Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. From 1989 through June 1994, he was also President of the Company.

(3) Mr. Dannhauser became the Chief Financial Officer in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of Lepercq and MeriStar Hospitality Corporation.

(4) Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and the predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest Partners, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., High Speed Access Corp., Humana Inc., Seacor Smit Inc., Smith Barney World Funds, Inc., Dalet Technologies, Travelers Series Fund Inc. and a member of the Putnam Trust Advisory Board to The Bank of New York.

(5) Mr. Letaconnoux has served as a Director of the Company since June 2000. Since June 1993, Mr. Letaconnoux has been President and Chief Executive Officer of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. He also serves as a trustee to The Lepercq Istel Fund, Tocqueville Fund and Asia Pacific Venture Limited II, which are investment companies, and as a director of Pathe, S.A., a French entertainment company.

(6) Mr. Shuman has served as a Director of the Company since June 2000. Mr. Shuman is Executive Vice President, Managing Director and a member of the Executive Committee of Allen & Company Incorporated, a New York based investment banking firm. Mr. Shuman also serves as a director of the News Corporation Limited.

(7) Mr. Story has served as the President and a Director of the Company since June 1994 and as Chief Operating Officer since January 1992. From January 1992 through June 1994, he also served as Executive Vice President of the Company.

                            ------------------------

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2001, the Company's Board of Directors held seven (7) meetings. During that year, each of the directors of the Company attended all of the meetings of the Board of Directors (with the exception of Mr. Letaconnoux who missed one meeting) and all meetings of committees of the Board of which such director was a member.

     The Board has designated an Executive Committee, a Compensation Committee and an Audit Committee. The members of the Executive Committee at March 1, 2002 were Messrs. Burke, Biddelman and Gellert. The Executive Committee meets informally on a regular basis and acted formally during 2001 on one occasion. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

     The members of the Compensation Committee at March 1, 2002 were Messrs. Biddelman, Gellert and Shuman. The Compensation Committee, which met twice during 2001, reviews management's recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the Board with respect thereto. The Compensation Committee also administers the Company's 1996 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan and 2001 Stock Option and Incentive Plan. See "Executive Compensation." Mr. Shuman is an Executive Vice President, Managing Director and a member of the Executive Committee of Allen & Company Incorporated, which acts as a financial advisor to the Company for which it receives customary compensation.

     The members of the Audit Committee at March 1, 2002 were Messrs. Biddelman, Gellert and Letaconnoux. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the selection of the Company's outside auditors, review of the financial reports and other financial information provided by the Company to the public, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's safety programs as established by management.

     The Audit Committee held four meetings during 2001. In 2000, the Board of Directors adopted a charter for the Audit Committee. All members of the Audit Committee are "independent" under the rules of the New York Stock Exchange ("NYSE") currently applicable to the Company.

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee of the Company with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001.

  Review with Management

     The Committee has reviewed and discussed the Company's audited financial statements with management.

  Review and Discussions with Independent Auditors

     The Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting.

     The Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

  Fees of Independent Auditors

     The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by KPMG LLP:

Audit Fees...............................................             $675,000
Financial Information Systems Design and
  Implementation.........................................                   --
Non-Audit Fees:
  State and U.S. Tax Compliance..........................  $370,000
  State and U.S. Tax Research and Other..................    49,000
  Benefit Plan Audits....................................    15,000
  Accounting Research....................................    14,000
  Registration Statements and Offerings..................    66,000
  Foreign Statutory Audits and Tax.......................   173,000
                                                           --------
Total Non-Audit Fees.....................................             $687,000

     The Company's Audit Committee has considered whether the provision of the services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.

  Conclusion

     Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that the Company's audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission. Submitted By The Audit Committee of the Board of Directors.

                                          Michael E. Gellert, Chair
                                          Paul A. Biddelman
                                          Francois Letaconnoux

     The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION OF DIRECTORS

     Each of the Company's directors who is not an employee of the Company receives $50,000 annually for serving on the Board, payable in cash or shares of Common Stock. With respect to 2001, the Company paid an aggregate of $200,000 in such fees to its four eligible outside directors. Directors are also reimbursed for expenses attendant to Board and committee membership.

     Non-employee directors are also eligible to participate under the Company's Stock Option Plan for Directors. Pursuant to the plan, each non-employee director (Messrs. Biddelman, Gellert, Letaconnoux and Shuman) were granted options to purchase 20,000 shares of Common Stock in each of November 2000 and February 2002. The exercise price in each case was equal to the closing price of the Common Stock on the NYSE on the date of grant. The options vest 20% on the date of grant and 20% each succeeding year.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the other named executive officers for the years shown.

                           SUMMARY COMPENSATION TABLE

                                                                           RESTRICTED
                                                                             STOCK        SECURITIES
                                    SALARY     BONUS        OTHER ANNUAL    AWARD(S)      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    ($)        ($)         COMPENSATION     ($)(1)       OPTIONS(#)   COMPENSATION
---------------------------  ----  --------  ----------     ------------   ----------     ----------   ------------
Kieran E. Burke...........   2001  $846,961  $  894,700(2)      --                 --           --         (4)
  Chairman of the Board,     2000   773,240          --(2)      --         $2,893,978(3)        --         (4)
  Chief Executive Officer    1999   754,050   3,143,270(2)      --                 --      350,000         (4)
  and Director
Gary Story................   2001  $648,961  $  765,900(2)      --                 --           --         (4)
  President, Chief
  Operating                  2000   587,423          --(2)      --         $2,477,365(5)        --         (4)
  Officer and Director       1999   560,626   2,690,773(2)      --                 --      350,000         (4)
James F. Dannhauser.......   2001  $516,181  $  639,400(2)      --                 --           --         (4)
  Chief Financial Officer    2000   459,289          --(2)      --         $2,068,190(6)        --         (4)
  and Director               1999   427,429   2,246,351(2)      --                 --      350,000         (4)
Hue W. Eichelberger.......   2001  $260,551  $   70,000         --                 --           --         (4)
  Executive Vice President   2000   246,200          --         --                 --           --         (4)
                             1999   205,977     150,000         --                 --       70,000         (4)
James M. Coughlin.........   2001  $476,159  $   20,000         --                 --           --         (4)
  General Counsel(8)         2000   344,952     125,000         --                 --           --         (4)
                             1999   253,531     150,000         --                 --       70,000         (4)

---------------
(1) Amounts shown are based on the closing price of the Common Stock (as reported on the NYSE) on the date of the grant and include all restricted shares granted, without regard to the existence of restrictions thereon.

(2) Bonus payments for 2001 and 1999 were based solely on the formula contained in the named executive's employment agreement, entered into in 1997 and described below. The contractual bonus for any year is based on the Company's earnings before interest, taxes, depreciation, and amortization ("EBITDA") for such year, excluding amounts generated by parks acquired in such year, compared to the EBITDA shown in the Company's budget for that year as approved by the Board of Directors. The named executive officer did not receive the cash bonus for 2000 provided for in his employment agreement. In April 2001, in consideration of past and future services to be provided, he received restricted shares of Common Stock described below.

(3) As described in note (2) above, in April 2001, Mr. Burke was granted 143,979 restricted shares, the restrictions on half of which lapse on each of January 1, 2002 and January 1, 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. As of January 1, 2002, Mr. Burke held 213,665 restricted shares with an aggregate market value (based on the closing price of the Commons Stock on December 31, 2001, as reported on the NYSE) of $3,286,168.

(4) The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 2001, the Company's only defined contribution plans or pension or other defined benefit or retirement plans in which its officers participated, were a defined benefit pension plan described below under "Executive Compensation -- Retirement Plan" and a qualified, contributory 401(k) plan. After specified periods of employment, employees are eligible to participate in the 401(k) plan. The Company matches 100% of the first 2% and 25% of the next 6% of salary contributed by employees to the plan. The accounts of all participating employees are fully vested after four years of service. Amounts shown as salary for each named executive officer include the Company's matching contribution for such officer.

(5) As described in note (2) above, in April 2001, Mr. Story was granted 123,252 restricted shares, the restrictions on half of which lapse on each of January 1, 2002 and January 1, 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. As of January 1, 2002, Mr. Story held 186,626 restricted shares with an aggregate market value (based on the closing price of the Commons Stock on December 31, 2001, as reported on the NYSE) of $2,870,308.

(6) As described in note (2) above, in April 2001, Mr. Dannhauser was granted 102,895 restricted shares, the restrictions on half of which lapse on each of January 1, 2002 and January 1, 2003. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company's Common Stock. As of January 1, 2002, Mr. Dannhauser held 159,773 restricted shares with an aggregate market value (based on the closing price of the Commons Stock on December 31, 2001, as reported on the NYSE) of $2,457,309.

                                RETIREMENT PLAN

     In addition to the Company's 401(k) plan described above, retirement benefits are provided to the Company's employees, including its named executive officers, under a funded, tax-qualified defined benefit pension plan known as the Six Flags Retirement Plan (the "Plan"). The Plan, which had been adopted by the former Six Flags prior to its 1998 acquisition by the Company, was extended to substantially all full-time domestic employees of the Company as of June 15, 2000. In connection therewith, the Company also decided that employment by the Company prior to that date would be included in determining years of service under the Plan.

     The following table sets out the estimated annual pension benefit payable under the Plan for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service.

                                                        YEARS OF SERVICE
FIVE YEAR AVERAGE                --------------------------------------------------------------
COMPENSATION                        5         15         20         25         30         35
-----------------                -------    -------    -------    -------    -------    -------
$ 200,000......................  $11,342    $34,025    $45,367    $56,709    $68,051    $79,393
  400,000......................   11,342     34,025     45,367     56,709     68,051     79,393
  600,000......................   11,342     34,025     45,367     56,709     68,051     79,393
  800,000......................   11,342     34,025     45,367     56,709     68,051     79,393
 1,000,000.....................   11,342     34,025     45,367     56,709     68,051     79,393
 1,500,000.....................   11,342     34,025     45,367     56,709     68,051     79,393
 2,000,000.....................   11,342     34,025     45,367     56,709     68,051     79,393

     For purposes of the Plan, average annual compensation is equal to the average annual salary and bonus over the five highest consecutive years during the final ten years of employment. However, under the Internal Revenue Code, the maximum recognizable compensation for 2001 is $170,000. The annual salary and bonus for that year for the named executive officers is indicated in the Summary Compensation Table. The years of service for each of the named executive officers under the Plan, as of December 31, 2001, are: Mr. Burke, 12.2 years; Mr. Story, 14.1 years; Mr. Dannhauser, 6.3 years; Mr. Eichelberger, 10.8 years; and Mr. Coughlin, 3.6 years.

     Benefits under the Plan are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the Plan. Benefits are paid from the trust under the Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information on stock options ("Options") exercised in 2001 by each of the named executive officers and the value of such officers' unexercised Options at December 31, 2001:

                                                                  NUMBER OF
                                                              SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                               SHARES                         DECEMBER 31, 2001          DECEMBER 31, 2001($)(1)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -----------   -----------   -------------   -----------   -------------
Kieran E. Burke............    19,000       $186,675       896,000        210,000      $2,850,780         --
Gary Story.................        --             --       649,625        210,000         707,511         --
James F. Dannhauser........        --             --       610,000        210,000         693,100         --
Hue W. Eichelberger........    17,000        272,315       128,000         47,000          43,800         --
James M. Coughlin..........        --             --        98,000         42,000              --         --

---------------
(1) Amounts shown are based on $15.38 per share, the closing price of the Common Stock (as reported on the NYSE) on December 31, 2001.

EMPLOYMENT AGREEMENTS

     In 1997, the Company entered into employment agreements with each of Messrs. Burke, Story and Dannhauser, which agreements were amended in 1999 to extend the term of each (which would otherwise have expired in July 2000) to December 31, 2003. The 1999 amendments did not change the existing bonus formula for the executives under which the executive officers are entitled to annual bonuses based on the amount by which the Company's EBITDA exceeds budgeted amounts. The 1999 amendments did not provide for any additional restricted stock grants. In December 2000, the agreements were further amended to provide for additional restricted shares to be granted to the executives as described in the Summary Compensation Table and notes thereto and to defer the expiration of certain restriction periods on certain restricted shares previously issued. In the event of a "Change of Control" of the Company (as defined), all restrictions on restricted shares previously granted as described in the Summary Compensation Table will immediately lapse. In addition, if any executive's employment is terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay such executive a lump sum amount equal to three times his prior year's cash compensation. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program.

     The goals of the Company's executive compensation program are to:

     - Provide compensation levels that enable the Company to attract, retain and motivate its executives;

     - Tie individual compensation to individual performance and the success of the Company; and

     - Align executives' financial interests with those of the Company's stockholders through equity participation.

  Employment Agreements

     In December 2000, the Compensation Committee approved the terms of the amendments to the employment agreements entered into with the Company's three senior executive officers described above. The Company will not be permitted to deduct under Section 162(m) of the Internal Revenue Code of 1986 certain payments, or the cost of restricted shares granted, to the executives under the employment agreements. Based on his employment agreement, the Chief Executive Officer received for 2001 a base salary of $846,961 and a cash bonus of $894,700 as compared to $773,240 in salary, no cash bonus and 143,979 restricted shares with respect to 2000.

  Salaries

     The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in comparable lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

  Incentive Compensation

     The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for such executives are recommended to the Compensation Committee by the Chief Executive Officer at the end of each year. Individual bonus awards are based on Company-wide and individual performance for that year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

  Long-Term Incentive

     In 2001 the Company's Compensation Committee authorized the granting to employees of Options to purchase 8,000 shares of Common Stock. In determining the number of Options granted, the Compensation Committee considered the level of each recipient's responsibility, the recipient's actual and potential impact on the Company's performance, the recommendations of senior management, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

                                          Paul A. Biddelman, Chair
                                          Michael E. Gellert
                                          Stanley S. Shuman

                               PERFORMANCE GRAPH

     The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Entertainment -- 500 Index. From May 30, 1996 until December 19, 1997, the Common Stock was traded on the Nasdaq National Market under the symbol "PARK." Since December 22, 1997, the Common Stock has traded on the NYSE under the symbol "PKS."
[LINE GRAPH]

                                                     SIX FLAGS, INC.                 S&P 500                S&P ENTERTAINMENT
                                                     ---------------                 -------                -----------------
1996                                                     100.00                      100.00                      100.00
1997                                                     126.07                      133.36                      145.94
1998                                                     188.33                      171.47                      197.74
1999                                                     179.77                      207.56                      230.95
2000                                                     107.00                      188.66                      197.07
2001                                                      95.75                      166.24                      170.26

* $100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright(C) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                                                   BASE
                                                  PERIOD   RETURN   RETURN   RETURN   RETURN   RETURN
               COMPANY/INDEX NAME                  1996     1997     1998     1999     2000     2001
               ------------------                 ------   ------   ------   ------   ------   ------
Six Flags, Inc..................................  100.00   126.07   188.33   179.77   107.00    95.75
S&P 500.........................................  100.00   133.36   171.47   207.56   188.66   166.24
S&P Entertainment...............................  100.00   145.94   197.74   230.95   197.07   170.26

                              CERTAIN TRANSACTIONS

     The Company's Stock Option and Incentive Plans provide that any recipient of employee stock options (including executive officers) may exercise Options by paying a portion of the exercise price in cash, with the balance represented by a full-recourse three year promissory note of such employee in favor of the Company. The notes, which require equal annual principal payments, bear interest at rates specified in the Plans (generally 6%) and are secured by a pledge of the shares of Common Stock acquired upon such exercise. Pursuant to the Plans, at December 31, 2001 the named executive officers had notes outstanding in the following principal amounts: Kieran E. Burke, $163,350 and Gary Story, $89,991.

     Allen & Company Incorporated, of which one of the Company's Directors, Mr. Shuman, is Executive Vice President, Managing Director and a member of the Executive Committee, acts as a financial advisor to the Company for which it receives customary compensation.

          PROPOSAL 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP ("KPMG"), certified public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001.

     The Board of Directors has appointed KPMG to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2002, and recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to be available to respond to appropriate questions from stockholders present at such meeting.

                       PROPOSAL 3:  SHAREHOLDER PROPOSAL

     PROPOSAL RELATING TO A REPORT ON CERTAIN OF THE COMPANY'S EMPLOYMENT POLICIES AND PRACTICES.

     The Amalgamated Bank of New York Longview MidCap 400 Fund, 15 Union Square, New York, NY 10003, the beneficial owner of 11,200 shares of Common Stock has given notice of its intention to introduce the following resolution at the Annual Meeting.

     To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF DIRECTORS, would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting.

     In support thereof, the Fund has furnished the written statement set forth below.

                            ------------------------

"RESOLVED: The shareholders request that Six Flags, Inc. reaffirm its public commitment to non-discriminatory practices and equal employment opportunity by preparing a report at reasonable cost and excluding confidential information that would be available by September 2002. The report should include, but not limited to, the following:

     "1. A chart identifying employees according to their sex and race in each of the nine major EEOC-defined job categories for 1999, 2000 and 2001, listing either numbers or percentages for each category.

     "2. A summary description of affirmative action policies and programs to improve performance, including job categories where women and minorities are underutilized.

     "3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.

     "4. A general description of how Six Flags publicizes it affirmative action policies and programs to merchandise suppliers and service providers.

     "5. A description of any policies and programs favoring the purchase of goods and services from minority-and/or female-owned business enterprises."

                       SUPPORTING STATEMENT OF PROPONENT

     "Six Flags finds itself the defendant in several lawsuits charging discriminatory practices against members of minority groups who have come to visit a Six Flags theme park. The suits charge that African-American and Latino patrons are evicted or escorted out of the park because of their appearance.

     "Six Flags has denied the charges, and the litigation is continuing. The tendency of these actions is, however, a subject of concern to us as shareholders.

     "We are concerned that negative news and editorial coverage suggesting that a company is guilty of racially discriminatory practices, whether directed at its customers or employees, can undermine consumer confidence and lead to a loss of business revenue and shareholder value.

     "This is particularly clear with respect to charges of employment discrimination, which may deprive corporations of the services of productive employees. Several years ago, there was a sharp negative reaction to initial news stories about Texaco's allegedly discriminatory conduct and destruction of documents during litigation. That coverage produced a significant drop in its stock price until management moved aggressively to deal with the situation. Texaco ultimately settled for more than $100 million. More recently, Coca-Cola agreed to a settlement exceeding $100 million in a suit charging racial discrimination.

     "Although the pending cases are filed by Six Flags customers, we believe that the charges are sufficiently serious to warrant a report from the company on its practices and policies aimed at preventing discrimination and promoting equal opportunity with respect to Six Flags customers, employees and suppliers.

     "We believe that preparation of the requested report would be an important way for Six Flags to reaffirm its commitment on this important issue.

     "We urge you to vote FOR this resolution."

                            ------------------------

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
                      PROPOSAL FOR THE FOLLOWING REASONS:

     The Company is strongly committed to equal opportunity as evidenced by our policies, practices, and programs. We comply with both federal and state employment opportunity laws. The Company provides equal employment opportunity in all employment decisions without regard to race, national origin, sex, religion, age, disability or sexual orientation. Employment practices that unlawfully discriminate against any employee or applicant for employment are prohibited throughout the Company. We are committed to programs to assure fair employment, including equal treatment in hiring, promotion, transfer, training, compensation, termination and disciplinary action. The Company is also committed to actively recruiting women and members of racial or ethnic groups. The Company notes that the lawsuits referred to in the supporting statement relate exclusively to security procedures at one of our parks. The Company believes its security procedures comply with all applicable laws and regulations relating to discrimination. Moreover, the existence of these cases is wholly inapplicable to issues regarding employment practices.

     Despite our commitment to equal opportunity, we believe that no purpose would be served by complying with the proponent's request that we make available the information that the proponent seeks regarding equal opportunity policies and practices. The Board of Directors does not believe that the public dissemination of reports that contain sensitive information protected from public disclosure by federal law promotes the ends of social equality and equal opportunity in any meaningful way. The Company compiles and files federally mandated statistical reports regarding employment practices at significant time and expense to the Company. Additional reports, as requested by the proponent, would increase the Company's expenditures and would not assist management in providing a workplace where each individual is judged fairly according to his or her efforts and abilities.

     The Company believes that the information that the proponent seeks is potentially susceptible to misinterpretation by persons who may, for whatever reason, be interested in distracting management or initiating unfounded legal action.

     In conclusion, the Board of Directors believes that the Company's commitment to equal opportunity is manifest. Although we share the proponent's ultimate objective of equal employment opportunity, the Board does not believe that expending significant resources, both human and financial, to produce and distribute additional reports would advance the Company's business performance or its commitment to equal employment opportunity or be in the stockholders' best interests. Given our existing equal opportunity policies and programs and our continuing efforts to improve them, and the fact that the Company already submits detailed statistical information on equal employment opportunity to the federal government, the Board believes that this proposal is both unnecessary and inappropriate.

                ACCORDINGLY, WE RECOMMEND THAT STOCKHOLDERS VOTE
                           "AGAINST" THIS RESOLUTION.

                            ------------------------

                           2003 STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2003 Annual Meeting, the proposal must be received at the Company's offices no later than December 30, 2002. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement.

     Any stockholder who wishes to submit a stockholder proposal should send it to the Secretary of the Company at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. The Company has retained D.F. King & Co., Inc. to solicit proxies for a fixed fee of $5,000, plus reimbursement of certain out-of-pocket expenses. In addition, the Company will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                                          WALTER S. HAWRYLAK
                                          Secretary

Oklahoma City, Oklahoma
April 29, 2002

                                      PROXY
                                 SIX FLAGS, INC.
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints KIERAN E. BURKE, JAMES F. DANNHAUSER, GARY STORY, JAMES M. COUGHLIN and WALTER S. HAWRYLAK with full power to act without the others and with power to appoint his substitute as the undersigned's proxies to vote all shares of Common Stock of the undersigned in SIX FLAGS, INC. (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Monday, June 10, 2002, at 10:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

         The shares of Common Stock represented by this proxy will be voted in accordance with the following instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1, for the proposal in item 2 and against the proposal in item 3.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 10, 2002 and the Proxy Statement furnished therewith.

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

(Continued and to be dated and signed on the reverse side).

                                                   SIX FLAGS, INC.
                                                   P.O. BOX 11220
                                                   NEW YORK, N.Y. 10203-0220

1. ELECTION OF DIRECTORS[ ] FOR all nominees listed below (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below  [ ] * EXCEPTIONS

Nominees: KIERAN E. BURKE, PAUL A. BIDDELMAN, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, FRANCOIS LETACONNOUX, STANLEY S. SHUMAN, GARY STORY

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------

2. Proposal to ratify the selection of KPMG LLP as the Company's independent public accountants for the year ending December 31, 2002. The Board of Directors recommends a vote FOR this proposal.

[ ] FOR                           [ ] AGAINST                        [ ] ABSTAIN

3. To approve the stockholder proposal contained in the Company's Proxy Statement. The Board of Directors recommends a vote AGAINST this proposal.

[ ] FOR                           [ ] AGAINST                        [ ] ABSTAIN

4. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.



--------------------------
(Date)


----------------------------
Signature

Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.